Exhibit 4.2(a)

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of June 15, 2007, to the Rights Agreement, dated as of March 2, 1999 (the “Rights Agreement”) between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”) and Continental Stock Transfer and Trust Company, a New York corporation (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof;

WHEREAS, the Company, PNG Acquisition Company Inc., a Delaware corporation (“Parent”) and PNG Merger Sub Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of June 15, 2007 (as amended and supplemented from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger; and

WHEREAS, at a special meeting of the Board of Directors of the Company held on June 15, 2007, the Board approved the amendment of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

A G R E E M E N T

1.             Amendment of the Definition of “Acquiring Person”.  Section 1.1 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“The foregoing or any provision to the contrary in this Agreement notwithstanding, none of Fortress Investment Group LLC (“Fortress”), Centerbridge Partners, L.P. (“Centerbridge”), PNG Holdings LLC, a Delaware limited liability company (“Holdings”), PNG Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Parent”) or PNG Merger Sub Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Merger Sub”) is, nor are any of their Affiliates and Associates, nor shall any of Fortress, Centerbridge, Holdings, Parent or Merger Sub or their respective Affiliates or Associates be deemed to be, an Acquiring Person to the extent each is a Beneficial Owner as result of (i) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of June 15, 2007, between the Company, Parent and Merger Sub (as it may be amended and supplemented from time to time, the “Merger Agreement”) or (ii) the consummation of the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement.”

2.             Amendment of the Definition of “Adverse Person”.  Section 11.1.1.4 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“The foregoing or any provision to the contrary in this Agreement notwithstanding, none of Fortress, Centerbridge, Holdings, Parent or Merger Sub is, nor are any of their Affiliates and Associates, nor shall any of Fortress, Centerbridge, Holdings, Parent or Merger Sub or their respective Affiliates or Associates be deemed to be, an Adverse Person to the extent each is a Beneficial Owner as result of (i) the approval, execution or delivery of the Merger Agreement or (ii) the consummation of the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement.”

3.             Amendment of Section 20.  Section 20 of the Rights Agreement is hereby amended by adding a new Section 20.12 to the end thereof to read in its entirety as follows:

“The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties to the Merger Agreement, even though reference to the Merger Agreement may be made in this Amendment, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Amendment and in the Rights Agreement.”

4.             Amendment of Section 30.  Section 30 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution or delivery of the Merger Agreement or any related agreements, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated by the Merger Agreement and related agreements or (iv) the public announcement of any of the foregoing.”

5.             Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

6.             Miscellaneous.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such commonwealth applicable to contracts to be made and performed entirely within such State.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Except as otherwise expressly provided herein, or unless the context otherwise requires, capitalized terms used herein shall have the respective meanings assigned to them in the Rights Agreement.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

PENN NATIONAL GAMING, INC.

By:	/s/Peter M. Carlino
	Name:	Peter M. Carlino
	Title:	Chairman and Chief
Executive Officer

CONTINENTAL STOCK TRANSFER
AND TRUST COMPANY

By:	/s/Steven Nelson
	Name:	Steven Nelson
	Title:	Chairman